Exhibit 99.1

Notify Technology Announces Extension of Class A Warrants

SAN JOSE, Calif., July 15 /PRNewswire-FirstCall/ —

Notify Technology Corporation (Nasdaq: NTFY—News), (“Notify”) today announced that the expiration date for its Class A Warrants has been extended for a period of one year, beginning 5:00 p.m. Eastern Standard Time August 28, 2002, through 5:00 p.m. Eastern Standard Time August 28, 2003. The extension became effective by an amendment to the Warrant Agreement among Notify, American Stock Transfer & Trust Company and D.H. Blair Investment Banking Corp. All other terms of the Warrants remain unchanged. The Warrants trade on the Nasdaq SmallCap Stock Market under the symbol “NTFYW”.

Notify Technology Corporation

Founded in 1994, Notify Technology Corporation is an innovative communications company offering wireless and wireline products and services. Notify Technology is quickly becoming a leading consumer, SOHO, and Enterprise environment provider of mobile wireless software and services for Over-The- Air-Push synchronization and management of email and PIM (contacts, calendar, tasks) independent of device and network. Notify’s wireline solution provides consumer voice mail notification to customers of CLECs in multiple states. The company is headquartered in San Jose, Calif. For more information, visit http://www.notifycorp.com or contact 408-777-7920.